Exhibit 99.2

Canterbury Park Holding Corporation

Suspends Quarterly Cash Dividend

Shakopee, MN – March 16, 2020 – Canterbury Park Holding Corporation (the “Company”) (NASDAQ: CPHC), announced today that in conjunction with its determination to voluntarily temporarily suspend operations at Canterbury Park due to concerns about COVID-19, that the Company’s Board of Directors has suspended its quarterly cash dividend. In 2019, the Company paid dividends of $0.28 per share. The Board of Directors intends to review the Company’s quarterly cash dividend policy when Canterbury Park returns to normal operations.

The Company expects to announce its operating results for the fourth quarter and year ended December 31, 2019, during the week of March 23, 2020 and will be filing its Form 10-K, including 2019 audited financial statements with the Securities and Exchange Commission on or before March 30, 2020. At that time, the Company will provide additional information about the anticipated effect of the COVID-19 coronavirus and the shutdown on the Company and its financial condition.

About Canterbury Park:

Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack and Card Casino in Shakopee, Minnesota, the only thoroughbred and quarter horse racing facility in the State. The Company offers live racing from May to September. The Card Casino hosts card games 24 hours a day, seven days a week, dealing both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its Shakopee facility. The Company is redeveloping 140 acres of underutilized land surrounding the Racetrack in a project know as Canterbury Commons. The Company is pursuing several mixed-use development opportunities for this land, directly and through joint ventures. For more information about the Company, please visit www.canterburypark.com.

Cautionary Statement:

From time to time, in press releases and in other communications to shareholders or the investing public, Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions.  These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions.  Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities, future dividends or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

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Media Contact:	Investor Contact:
Jeff Maday	Richard Land, Jim Leahy
Media Relations Manager	JCIR
Canterbury Park Holding Corporation	212-835-8500 or cpch@jcir.com
952-292-7524 or jmaday@canterburypark.com